CONVERSION AGREEMENT

         THIS CONVERSION AGREEMENT (this "Agreement") is entered into as of September 30, 1998, between ROADHOUSE GRILL, INC., a Florida corporation (the "Company"), and BERJAYA GROUP (CAYMAN) LIMITED ("Berjaya"), a Cayman Islands corporation.

                             PRELIMINARY STATEMENTS

         WHEREAS, the Company borrowed $2,000,000 from Berjaya pursuant to an unsecured Promissory Note dated August 16, 1996 (the "August Promissory Note") and borrowed an additional $3,000,000 from Berjaya pursuant to an unsecured Promissory Note dated September 27, 1996 (together with the August Promissory Note, the "Notes"); and

         WHEREAS, on November 28, 1997, the Company repaid $2,000,000 of its outstanding indebtedness to Berjaya under the Notes, and, on January 9, 1998, the Company repaid an additional $1,500,000 of its outstanding indebtedness to Berjaya under the Notes; and

         WHEREAS, the Company's aggregate remaining indebtedness to Berjaya under the Notes (the "Remaining Indebtedness") is $1,500,000 as of the date hereof; and

         WHEREAS, the Company and Berjaya desire to convert the Remaining Indebtedness into shares of the Common Stock, par value $0.03 per share, of the Company (the "Common Stock") and, in connection therewith, to discharge the Company from its remaining obligations to Berjaya under the Notes.

         NOW THEREFORE, in consideration of the preliminary statements and the respective covenants, representations and warranties contained in this Agreement and other good and valid consideration the parties hereto agree as follows.

         1. CONVERSION OF REMAINING INDEBTEDNESS. Effective as of the date hereof, the Remaining Indebtedness shall, by virtue of this Agreement and without any further action on the part of Berjaya, be converted into and exchangeable for the number of shares of Common Stock (the "Exchange Shares") equal to the aggregate amount of the Remaining Indebtedness divided by $3.75, the closing price of the Common Stock as reported on the Nasdaq National Market on February 8, 1998.

         2. ISSUANCE OF CERTIFICATES REPRESENTING EXCHANGE SHARES. As soon as practicable after the execution of this Agreement, Berjaya shall surrender the Notes to the Company or its duly appointed agent for cancellation. Upon receipt and cancellation of such surrendered Notes, the Company shall issue and exchange therefor certificates representing the Exchange Shares to which Berjaya is entitled.

         3. DIVIDENDS. No dividends or other distributions declared after the date hereof with respect to the Exchange Shares and payable after the date hereof shall be paid with respect to the

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Exchange Shares until any unsurrendered Notes are surrendered and canceled as provided herein. Upon the surrender and cancellation of any such Notes, however, there shall be paid to the record holder of the certificates representing Exchange Shares the aggregate amount of dividends and distributions, if any, which theretofore became payable in respect of the Exchange Shares, subject in any case to any applicable escheat laws and unclaimed property laws. No interest shall be payable on or in respect of the payment of such dividends upon the surrender and cancellation of outstanding Notes.

         4. RELEASE FROM OBLIGATIONS. Other than with respect to the issuance of the Exchange Shares upon surrender and cancellation of the Notes as hereinabove set forth, Berjaya hereby unconditionally and irrevocably releases and forever discharges, effective as of the date hereof, the Company and each of its subsidiaries and their respective officers, directors, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown, relating directly or indirectly to the Notes or the Remaining Indebtedness which ever existed, now exist, or may hereafter exist, by reason of any tort, breach of contract, violation of law or other act or failure to act which shall have occurred at or prior to the date hereof (other than claims based on actual fraud). Berjaya expressly intends that the foregoing release shall be effective regardless of whether the basis for any claim or right hereby released shall have been known to or anticipated by Berjaya. The provisions of this Section 4 are expressly intended to be for the benefit of the Company and each of its subsidiaries and their respective officers, directors, employees and agents.

         5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Berjaya as follows:

                  a. DUE AUTHORIZATION AND EXECUTION. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and, subject to the terms and conditions of this Agreement, constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

                  b. AUTHORIZATION OF EXCHANGE SHARES. All Exchange Shares issuable pursuant to this Agreement will, upon issuance in accordance with the terms of this Agreement, be duly authorized, validly issued, fully paid and non-assessable. All Exchange Shares shall constitute shares of the Company's Common Stock.

         6. REPRESENTATIONS AND WARRANTIES OF BERJAYA. Berjaya hereby represents and warrants to the Company as follows:

                  a. DUE AUTHORIZATION AND EXECUTION. The execution and delivery of this Agreement by Berjaya and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Berjaya and, subject to

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

the terms and conditions of this Agreement, constitutes the legal, valid and binding obligations of Berjaya, enforceable against Berjaya in accordance with its terms.

                  b. OWNERSHIP OF NOTES. Berjaya is the sole record and beneficial owner of each of the Notes. Berjaya owns the Notes free and clear of any liens, pledges, charges, rights, claims, interest, options or other encumbrances, restrictions, limitations or third-party rights of any kind, and no other person or entity has any option or other right, or claim or interest of any kind to purchase, acquire or receive the economic or other benefits of the Notes.

                  c. INVESTMENT REPRESENTATIONS. Berjaya is acquiring the Exchange Shares for its own account for investment and not with a view towards any resale or distribution of all or any part thereof. Berjaya understands and acknowledges that (i) the Exchange Shares are being offered and sold to it without registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") in a private placement that is exempt from the registration provisions thereof; (ii) Berjaya is an "Accredited Investor" within the meaning of the Securities Act; (iii) the availability of such exemption depends, in part, on the accuracy and truthfulness of the foregoing representations; and (iv) the Company will rely upon the foregoing representations of Berjaya, and Berjaya hereby consents to such reliance. Berjaya understands and agrees that the certificates evidencing the Exchange Shares will bear an appropriate legend evidencing the restricted nature of such Exchange Shares and indicating that no transfer of any of such shares may be made unless they are registered under the Securities Act or an exemption from such registration is available and that the Company may instruct its transfer agent not to transfer any such shares unless such transfer shall be made in compliance with such legend.

         7. REGISTRATION RIGHTS. If at any time or from time to time, the Company shall propose to register any securities for public sale under the Securities Act, then the Company shall give Berjaya prompt notice of the proposed registration and shall include in such registration on the same terms and conditions as the other securities included in such registration such number of Exchange Shares as Berjaya shall request within 15 business days after the giving of such notice; PROVIDED, HOWEVER, that the Company may at any time prior to the effectiveness of any such registration statement, in its sole discretion and without the consent of Berjaya abandon the proposed offering in which Berjaya had requested to participate. Notwithstanding the foregoing, (i) the Company shall not be obligated to include such Exchange Shares in such offering if the Company is advised in writing by the managing underwriter or underwriters of such offering that such offering would in its or their good faith judgment be materially adversely affected by such inclusion; PROVIDED, HOWEVER, that the Company shall in any case by obligated to include such number or amount of Exchange Shares in such offering, if any, as such underwriter or underwriters shall determine will not materially adversely affect such offering, and (ii) the Company shall not be obligated to effect any registration of such Exchange Shares incidental to the registration by the Company of any of its securities in connection with mergers, acquisitions, exchange offers, subscription offers, dividend reinvestment plans or stock option or other director or employee benefit plans. Berjaya shall be entitled to withdraw any or all of its Exchange Shares included in any such registration at any time before its agreement to sell such securities.

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         8. BINDING EFFECT. Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by either party, in whole or in part, and any attempted assignment in violation of this prohibition shall be null and void. Notwithstanding the foregoing, this Agreement shall be assignable by Berjaya to any of its affiliates without the consent of the Company. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors and permitted assigns of the parties hereto.

         9. GOVERNING LAW. This Agreement will be governed by and construed and enforced in all respects, including validity, interpretation and effect, in accordance with the laws of the State of Florida without giving effect to its conflicts of laws principles.

         10. COUNTERPARTS. This Agreement may be executed in several counterparts, all of which together shall constitute one and the same instrument with the same force and effect as though all of the parties had executed the same document.

         11. ENTIRE AGREEMENT. This Agreement constitutes the complete and entire agreement among the parties hereto with respect to the matters contained herein and therein and supersedes all prior agreements and understandings between the parties with respect thereto.

         12. NO THIRD PARTY BENEFICIARY. Except as set forth in Section 4, nothing in this Agreement is intended, or shall be construed, to confer upon or give any person or entity other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

         13. INJUNCTIVE RELIEF. It is possible that remedies at law may be inadequate and, therefore, the parties hereto shall be entitled to equitable relief including, without limitation, injunctive relief, specific performance or other equitable remedies in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                      ROADHOUSE GRILL, INC.

                                       By: /s/ AYMAN SABI
                                          --------------------------------------
                                           Name: Ayman Sabi
                                           Title: CEO

                                       BERJAYA GROUP (CAYMAN) LIMITED

                                       By: /s/ ROBERT YONG KUEN LOKE
                                          --------------------------------------
                                          Name: Robert Yong Kuen Loke
                                          Title: Director


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